Hoogendoorn Vellmer

Matthew J. Hoogendoorn	Ihlpaili Vellmer
C.A., C.P.A. (illinois)	C.A., C.P.A. (oregon)

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Gondwana Energy, Ltd.
Suite 400-534 17th Avenue SW,
Calgary, Alberta
T2S 0B1
Canada

We hereby consent to the use in this Registration Statement of our Independent Registered Public Accounting Firm's Report dated February 10, 2005 relating to the financial statements of Gondwana Energy, Ltd. as at December 31, 2004 and September 30, 2004 and 2003. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada	"Hoogendoorn Vellmer"
May 7, 2005	Chartered Accountants